EXHIBIT 23.01


                         INDEPENDENT AUDITORS' CONSENT


     We consent to incorporation by reference in this registration statement on Form S-8, pertaining to the Bunzl Employee Stock Purchase Plan (U.S.) and the Bunzl Non-Qualified Employee Stock Purchase Plan (U.S.), of our report dated March 9, 1999 relating to the consolidated balance sheets of Bunzl plc and subsidiaries as of December 31, 1998 and 1997, and the related consolidated profit and loss account, cash flow statement and statement of total recognised gains and losses for each of the years in the three year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 20-F of Bunzl plc, and to the reference to our firm under the heading "Experts" herein.


/s/ KPMG Audit Plc
KPMG Audit Plc
London, England
December 16, 1999



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